Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley President and Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital Receives Delisting Determination Notice from NASDAQ

VIRGINIA BEACH, VA – December 22, 2009 – On September 16, 2009, Waterside Capital Corporation (Nasdaq: WSCC), a Small Business Investment Company (SBIC), received written notice from The Nasdaq Stock Market informing the Company that for the last 30 consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares of $1,000,000 as required for continued inclusion by Listing Rule 5550(a)(5). The letter stated that the Company will be provided 90 calendar days, or until December 15, 2009, to regain compliance. On December 17, 2009, the Company received written notice from The Nasdaq Stock Market informing the Company that it has not regained compliance in accordance with Listing Rule 5550(a)(5). Accordingly, the Company’s securities will be delisted from The Nasdaq Capital Market. The letter stated that trading of the Company’s common stock will be suspended at the opening of business on December 29, 2009, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market. The letter also noted that on September 16, 2009, the Staff had notified the Company that the bid price of its common stock had closed below $1 per share for 30 consecutive trading days, and accordingly, that it did not comply with Listing Rule 5550(a)(2). The Company was provided a grace period of 180 calendar days, or until March 15, 2010, to regain compliance.

The Company may appeal the Staff’s determination to a Panel pursuant to the procedures set forth in Nasdaq Listing Rule 5800 Series. The appeal hearing request must be received by the Hearings Department by December 24, 2009. The hearing request would stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. The Company does intend to take action to appeal the Staff’s determination. If the Company does not appeal the Staff’s determination to the Panel, the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” The Company’s securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $18.0 million of loans and investments in 13 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements.” Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.